Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Announces Selection of Direct Lithium Extraction (DLE) Technology Provider, Attractive Economics and Positive Sustainability Profile for First Phase of Lithium Project

OVERLAND PARK, Kan. (Sept. 14, 2022) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today announced the achievement of several key milestones and provided strategic updates regarding development of its previously identified, approximately 2.4 mMT lithium carbonate equivalent (LCE) resource on the Great Salt Lake. Phase one of development is expected to be located on the east side of the Great Salt Lake where a significant portion of the company’s existing infrastructure is located.

Highlights

•Selected EnergySource Minerals as DLE technology provider following three years of extensive testing of multiple DLE technologies
•Low-cost, long-life brownfield project at Ogden, Utah solar evaporation facility, leveraging robust existing infrastructure
•Targeting phase-one production of approximately 11 kMT LCE annually
•Estimated phase-one development capital of $262M (-30% to +40%)
•Phase one expected to yield approximately $626 million to $985 million in after-tax NPV and an after-tax IRR between 28% and 36%
•Completed life cycle assessment confirms positive phase-one sustainability profile

“Over the course of the past several months, we have continued to make great strides on several strategic fronts driving our lithium development project forward,” said Kevin S. Crutchfield, president and CEO. “After significant efforts assembling internal lithium expertise and successfully testing the conversion potential of our resource, we are very pleased to today announce the achievement of additional key milestones including the selection of our DLE technology provider, disclosure of our initial project economics and the completion of a third-party assessment of our project’s sustainability profile. We are confident that the continued forward momentum achieved through these milestones further demonstrates the value creation potential, differentiated positioning and formidable environmental profile of our planned lithium development, all of which we believe will prove to be competitive advantages for Compass Minerals.”

Technology Provider Selection

Following three years of extensive evaluation of multiple DLE technologies and providers, including pilot trials to demonstrate successful lithium extraction from the company’s Great Salt Lake brine resource, Compass Minerals has selected EnergySource Minerals (ESM) as its DLE technology provider. In pilot tests to date, ESM’s proprietary ILiADTM adsorption technology has proven successful in processing Compass Minerals’ brine resource across four key assessment categories: lithium recovery; magnesium rejection; minimized environmental impact; and commercial readiness. Adsorption is a proven DLE technology already in use for commercial production at several lithium brine operations globally. Additionally, early conversion testing of Compass Minerals’ brine across a wide range of operating parameters has provided confidence in the scalability of the planned DLE facility to be located at Compass Minerals’ operations in Ogden, Utah.

“Our selection of ESM is the result of a comprehensive, competitive process, and we are excited to forge ahead on our lithium development with their team as a trusted provider,” said Chris Yandell, head of lithium. “Our multi-year assessment was focused on matching the right technology with our specific lithium brine resource – and we are confident we’ve done just that with this provider selection.”

EnergySource Minerals is a privately held company enabling customers to undergo lithium extraction with low-cost, low-carbon, safe and efficient operations. The ESM team comprises leaders in industrial project development, continuous adsorption and ion exchange processes and battery materials.

As it relates to downstream processing, Compass Minerals previously engaged Veolia, an established technology solutions provider, to conduct lithium chloride to lithium hydroxide conversion testing as the first-known conversion to battery grade lithium hydroxide of lithium brine originating from the Great Salt Lake. As disclosed previously, the resulting conversion sample met established battery-grade specifications for the U.S. domestic electric vehicle and energy storage markets.

Compass Minerals believes it remains on track to enter the market with a cost-competitive, battery-grade lithium product by 2025.

Capital Intensity, Cost Competitiveness and Value Creation

Based on industry data from Benchmark Mineral Intelligence and the cost estimates included in the company’s updated technical report summary prepared in accordance with Item 601(b)(96) and subpart 1300 of Regulation S-K (Updated Compass Minerals Lithium TRS), excluding royalties, Compass Minerals projects its planned lithium production to be in the lowest quartile of the cash cost curve for existing or announced North American lithium operations. Based on the Updated Compass Minerals Lithium TRS, if phase one of the project was operational today, it would have generated positive cash flow at any point in the recent lithium price cycle, having an initial, phase-one operating cost estimate of just under $4,200 per MT LCE to produce approximately 11 kMT LCE annually. The company estimates this per-unit operating cost positions the project near the bottom of the cost curve among all North American lithium assets.

"Our initial economic assessment confirms that successfully developing phase one of our lithium resource has the potential to generate substantial economic value, reflecting its highly competitive cost position,” said Lorin Crenshaw, chief financial officer. “Against the backdrop of increasing lithium demand, we look forward to advancing our phase-one development by 2025 – and subsequently, phase two – on our path toward enhancing the underlying long-run earnings growth rate of our business and significantly reducing the weather dependency of our earnings mix.”

Compass Minerals expects phase one of the project, once operational, to yield approximately $626 million to $985 million in after-tax, net-present-value and an internal rate of return of between 28% and 36%, based on a life-of-project projection period of 34 years and assuming a baseline average lithium carbonate selling price of $15,881 per MT.

The company currently estimates approximately $262 million in capital investment will be required for phase one of development, implying a capital intensity per unit of production at approximately the mean for all global brine projects.

The company’s current cost, NPV and IRR estimates are based on a front-end-loaded (FEL-1) level of accuracy, which is within a range of minus 30% to plus 40% and comparable to a preliminary economic assessment. Compass Minerals is progressing with the next stage of its engineering estimating process at an FEL-2 level of accuracy, comparable to a pre-feasibility study, with an accuracy range of minus 20% to plus 25%. This FEL-2 assessment is currently expected to be completed by first quarter, calendar year 2023.

With the previously announced strategic equity investment by Koch Minerals & Trading LLC (KM&T), approximately 75% of total phase-one funding needs are secured, according to the company’s FEL-1 level project cost estimates, including the full funding required through calendar year 2024.

Compass Minerals also filed today the Updated Compass Minerals Lithium TRS with the Securities and Exchange Commission (SEC). The Updated Compass Minerals Lithium TRS is also available on the company’s website.

Environmental Stewardship

Compass Minerals will be leveraging existing operational infrastructure, permits, water rights and pond processes to extract lithium as a co-product of its long-standing sulfate of potash, salt and magnesium chloride production at the company’s Ogden facility, thereby reducing the incremental environmental footprint of the project.

To better assess the environmental impact of its lithium development project, Compass Minerals contracted Minviro Ltd. to conduct a formal life cycle assessment (LCA) of its various lithium development scenarios. The results of the LCA have been completed for phase one of the project.

As anticipated, due to the relatively low greenhouse gas emissions profile of the company’s solar evaporation process, the LCA assessed the global warming potential (GWP) of phase one of Compass Minerals’ lithium development project at a significantly lower level compared to the average GWP for lithium spodumene mining or lithium clay development as cited in public disclosures.

“Minimizing the environmental impact of our lithium extraction and conversion plans has been a key priority of this project since we first began assessing our development options,” said Rick Axthelm, chief public affairs and sustainability officer. “We are pleased with the confirming results of the LCA for phase one, and we will continue to prioritize sustainable operations as we advance toward commercial production.”

The company expects to have a supplemental LCA conducted on phase two of its lithium development project once the engineering and development plan for that portion of the project has matured.

Conference Call

As previously announced, Compass Minerals will hold an informational call on Thursday, Sept. 15, 2022, from 8:30 a.m. to 10:00 a.m. ET to discuss today’s announcement and provide an update on the results of the company’s ongoing evaluation of development options and strategic path forward to maximize the long-term value of the lithium resource. Participants from Compass Minerals will include: president and CEO, Kevin Crutchfield; head of lithium, Chris Yandell; senior vice president, lithium commercial and technology, Ryan Bartlett; and CFO, Lorin Crenshaw.

Access to the conference call will be available via webcast at investors.compassminerals.com or by dialing 1-888-550-5768. Callers must provide the conference ID number 3632674. Outside of the U.S. and Canada, callers may dial 1-646-960-0469. An audio replay of the conference call will be available on the company’s website.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, the company is pursuing development of a sustainable lithium brine resource to support the North American battery market and is a minority owner of Fortress North America, a next-generation fire retardant company. Compass Minerals operates 12 production and packaging facilities with nearly 2,000 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Forward Looking Statements and Other Disclaimers

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company’s lithium resource development, including its expected production, required permitting, environmental impact, growth potential, ability to reduce the company’s weather dependency, value, costs, cash flow, synergies with existing operations, ability to leverage existing infrastructure, ability to produce high-quality, battery-grade lithium, lithium demand and pricing, emissions footprint, resource life, development timing and phases, operating costs, NPV, IRR, capital intensity, global warming potential, finalization of definitive agreements with partners, timeline of project milestones, funding considerations, capital requirements, and upside for share valuation. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. The Company uses words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including, without limitation: (i) uncertainties in estimating the company’s lithium resource; (ii) assumptions underlying the estimates of NPV and IRR in the economic model used to demonstrate economic potential of the lithium resource, including expected production rates, estimates of capital and operating costs, and anticipated synergies with the existing operations at the GSL/Ogden site, may prove inaccurate; (iii) the timing of obtaining necessary governmental authorizations; (iv) the company’s ability to convert all or any part of the lithium mineral resource identified by the initial assessment into an economically extractable mineral reserve, including the availability and cost of capital for related capital expenditures and the development of applicable processing technologies; (v) the company’s ability to replicate the results of pilot testing of the selected DLE technology at scale; (vi) weather conditions; (vii) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products; (viii) changes in market demand, pressure on prices and impact from competitive products; (ix) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives; (x) the risk that the company may not realize the expected financial or other benefits from the proposed development of its lithium mineral resource or its investment in Fortress North America; (xi) inflation; (xii) impacts of the COVID-19 pandemic, or other outbreaks of infectious disease or similar public health threats; (xiii) changes in laws, industry standards and regulatory requirements; and (xiv) other risks referenced from time to time in the company’s filings with the Securities and Exchange Commission (SEC), including in Part I, Item 1A, “Risk Factors” of the company’s Transition Report on Form 10-KT for the transition period ended September 30, 2021 and Part II, Item 1A, “Risk Factors” of the company’s Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2021, March 31, 2022 and June 30, 2022. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Certain information in this press release concerning the proposed lithium development project, including expected production, projected life-of-project, operating costs and mineral resource estimates, has been derived from the Updated Compass Minerals Lithium TRS. The Updated Compass Minerals Lithium TRS, which updates the company’s previous technical report summary with respect to lithium and LCE mineral resource estimates filed with the SEC in 2021, was prepared by qualified persons and summarizes the results of an initial assessment to define the lithium resource at Compass Minerals’ existing operations in accordance with applicable SEC regulations, including Subpart 1300. Pursuant to Subpart 1300, mineral resources are not mineral reserves and do not have demonstrated economic viability. The company’s mineral resource estimates, including estimates of the lithium resource, are based on many factors, including assumptions regarding extraction rates and duration of mining operations, and the quality of in-place resources. For example, the process technology for commercial extraction of lithium from brines with low lithium and high impurity (primarily magnesium) is still developing. Accordingly, there is no certainty that all or any part of the lithium mineral resource identified by the company’s initial assessment will be converted into an economically extractable mineral reserve. Reference should be made to the full text of the Updated Compass Minerals Lithium TRS for further information regarding the assumptions, qualifications and procedures relating to the estimates of mineral resources as defined in Subpart 1300.

Certain other information in this press release concerning the proposed lithium development project, including estimated phase-one development capital, expected after-tax NPV and IRR and assumed average lithium carbonate selling price, are based on estimates that management used for corporate planning purposes.

Media Contact	Investor Contact
Rick Axthelm	Valerie Tymosko
Chief Public Affairs and Sustainability Officer	Interim Senior Director of Investor Relations
+1.913.344.9198	+1.913.344.9496
MediaRelations@compassminerals.com	InvestorRelations@compassminerals.com